Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to an Employment Agreement dated April 26, 2012 (the “Employment Agreement”) is entered into by Comverse, Inc. and Philippe Tartavull (“Executive”) on May 14, 2015.
WHEREAS, Under the Employment Agreement Executive serves as the Chief Executive Officer of the Company;
WHEREAS, the Company and the Executive desire to amend and revise the terms of the Employment Agreement to the extent set forth herein in this Amendment;
NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1.
The Employment Agreement shall be amended to be between the Executive and Comverse, Inc. For the avoidance of doubt, Comverse Technology, Inc. shall not be a party to the Employment Agreement and shall not have any rights or obligations under the Employment Agreement.

2.	Any notices under the Employment Agreement to the Company as provided for in Section 11 should be delivered to the Company at the following address:

Comverse, Inc.
200 Quannapowitt Parkway
Wakefield, MA, 01880
Attention: General Counsel

3.	Section 1 of the Employment Agreement is hereby amended to provide as follows:
“Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the fourth anniversary of the Effective Date (the “Term”). Thereafter, the Term will automatically renew on a year to year basis for an additional one-year period unless either the Company or the Executive provides at least 60 days advance notice of non-renewal. For the avoidance of doubt, and by way of example, notice must be given by March 22, 2016 if either the Executive or the Company desire not to renew the Employment Agreement for an additional year beyond May 21, 2016.”

4.
The language “during the Term” is hereby deleted from Section 6.1 and Section 6.4. For the avoidance of doubt, the Executive shall be entitled to the severance under Section 6.1 and Section 6.4 if the Executive’s employment is ended at the end of the Term, provided that the Executive otherwise qualifies under either Section 6.1 (termination without Cause or Resignation for Good

Reason in the Absence of a Change of Control) or Section 6.4 (termination without Cause or Resignation for Good Reason in Connection with a Change of Control).

5.	Section 6.5(b)(iv) is hereby deleted from the definition of “Good Reason”.

6.
The Company and the Executive hereby confirm that both parties have been in compliance with the Employment Agreement to date and that neither party has an existing claim for breach of the Employment Agreement.

[Remainder of the page intentionally left blank]

AGREED TO:

EXECUTIVE

/s/ Phillipe Tartavaull             5/14/15
Phillipe Tartavaull                Date

COMVERSE, INC.

By: /s/ Kathleen Harris              5/14/15
Name: Kathleen Harris              Date
Tile: SVP, Chief Talent and
Administrative Officer